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                                                                   EXHIBIT 21.1
                           GOLF TRUST OF AMERICA, INC.

GTA GP, Inc., a Maryland corporation
GTA LP, Inc., a Maryland corporation
Golf Trust of America, L.P., a Delaware limited partnership in which GTA GP,
 Inc. is the sole general partner.
Sandpiper-Golf Trust, LLC, a California limited liability company
GTA - Tierra Del Sol, LLC, a New Mexico limited liability company
GTA - Osage, LLC, a Michigan limited liability company
GTA - Palm Desert, LLC, a California limited liability company
GTA - Brentwood, LLC, a Michigan limited liability company
Sandpiper GTA Development, Inc. (DISSOLVED EFFECTIVE 12/31/99)